EXHIBIT 9

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P.

c/o Clinton Group, Inc.

601 Lexington Avenue, 51st Floor

New York, New York 10022

November 4, 2013

Via Electronic Mail and FedEx

ValueVision Media, Inc. 6740 Shady Oak Road Eden Prairie, Minnesota 55344 Attention: Teresa Dery, Corporate Secretary

Re:	Stockholder Notice of Intent to Present Proposals and Nominate Persons for Election as Directors at a Special Meeting of ValueVision Media, Inc. (the “Corporation”).

Dear Ms. Dery:

Clinton Relational Opportunity Master Fund, L.P., a Cayman Islands exempted limited partnership (“CREL” or the “Record Holder”), hereby submits this notice (this “Notice”) on the date hereof. The purpose of this Notice, as more fully set forth herein, is to provide notice to the Corporation of the Record Holder’s intent to (i) present proposals set forth in Annex A (the “Proposals”) and (ii) nominate seven persons named in Annex B for election to the Board of Directors of the Corporation (the “Board”) as directors (each a “Nominee” and together, the “Nominees”), each at a special meeting of the shareholders of the Corporation expected to be called pursuant to a demand made by the Record Holder (including any adjournment or postponement thereof, the “Special Meeting”).

Certain information relating to each Nominee is set forth in Annex B hereto. Attached as Annex C are consents signed by each Nominee evidencing a willingness to being named in a proxy statement as a nominee and to serve as a director, if elected.

The Record Holder is the record holder of 450 shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”). The Record Holder and its affiliates and the other shareholders constituting a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to that certain Group Agreement, dated November 1, 2013, all as identified in Annex D (such affiliates and other shareholders, together with the Record Holder and the Nominees, and each of their respective affiliates and associates, the “Participants”), may be deemed to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) an aggregate of 5,445,679 shares of Common Stock, constituting approximately 11.0% of the outstanding Common Stock, as more fully described in Annex D. Share ownership is provided in this Notice as of the close of business on November 1, 2013. In addition, pursuant to the Cannell Proxy and the Clinton Proxy (each as defined herein), the Record Holder beneficially owns, for the periods covered in such Cannell Proxy and Clinton Proxy, 5,301,145 shares of Common Stock, in addition to its direct beneficial ownership of 987,259 shares of Common Stock, by virtue of possessing the power to vote such shares to demand a Special Meeting and as otherwise described in the Cannell Proxy and the Clinton Proxy. By virtue of its direct beneficial ownership of Common Stock, the Cannell Proxy and the Clinton Proxy (each as defined below), the Record Holder holds more than 10% of the voting power of all shares entitled to vote of the Corporation. The percentages contained herein are based upon the 49,595,391 shares of Common Stock outstanding as of September 4, 2013, as reported in the Corporation’s Quarterly Report on Form 10-Q for the period ended August 3, 2013, filed with the Securities and Exchange Commission (the “SEC”) on September 6, 2013.

The Record Holder believes that the business address of the Record Holder, as it appears on the Corporation’s books, is 601 Lexington Avenue, 51st Floor, New York, NY 10022. The Record Holder represents that it (i) is a holder of record of shares of Common Stock as of the date hereof and intends to remain a holder of record at the time of the Special Meeting; and (ii) is entitled to vote at the Special Meeting, including for the election of directors of the Corporation.

It is anticipated that certain regular employees of the Participants will also participate in the solicitation of proxies in support of the Nominees and the Proposals. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that proxies will be solicited by mail, courier services, Internet advertising, telephone, facsimile or in person. Clinton Group, Inc. (“CGI”) has retained Okapi Partners LLC (“Okapi”) to provide solicitation and advisory services in connection with the solicitation of proxies in support of the Nominees and the Proposals. Okapi will receive a fee not to exceed $200,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified by CGI against certain liabilities and expenses, including certain liabilities under the federal securities laws. It is anticipated that Okapi will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders and that Okapi will employ approximately thirty persons to solicit the Corporation’s shareholders as part of the solicitation. Okapi does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a Participant. The Participants may seek reimbursement from the Corporation for such expenses if all or any of the Nominees are elected.

As of the date hereof, to the knowledge of the Record Holder, based on publicly available information, including that contained in the Proxy Statement on Schedule 14A filed by the Corporation with the SEC in connection with the Corporation’s 2013 annual meeting of shareholders (the “2013 Annual Meeting”), the current Board consists of seven directors, all of whom were elected at the 2013 Annual Meeting to serve until the 2014 annual meeting of shareholders. The Record Holder is proposing to remove five of the incumbent directors, fix the size of the Board at nine members and fill the vacancies created by such removal and change in the size of the Board with the Nominees. In the event that the Board increases the size of the Board to more than nine members, the Record Holder reserves the right to designate additional directors for removal and reserves the right to nominate additional persons to be elected (each an “Additional Nominee”), including the Substitute Nominee (as defined below). Additionally, if, due to death or disability any Nominee or Additional Nominee is unable to stand for election at the Special Meeting or for good cause will not serve, the Record Holder intends to nominate the individual named in Annex B-1 (the “Substitute

Nominee” or “Mr. Taxin”) for election and reserves the right to nominate one or more alternate nominees, as applicable, in place of such Nominee(s) or Additional Nominee(s) (each an “Alternate Nominee”, and together with the Substitute Nominee and the Additional Nominee(s), the “Vacancy Nominees”). In either event, the Record Holder will give prompt notice to the Corporation of its intent to nominate any Vacancy Nominees at the Special Meeting and will supplement this Notice to disclose any additional information regarding such Vacancy Nominee as required by the By-laws of the Corporation, as amended and restated as of September 21, 2010 (the “By-laws”). Except where the context otherwise requires, the term “Nominee” as used in this Notice shall be deemed to include one or more of the Vacancy Nominees, as applicable. Notwithstanding the foregoing, the Record Holder reserves the right to withdraw the nomination of one or more Nominees or Vacancy Nominees or any or all of the Proposals at any time and will give prompt notice to the Corporation of such withdrawal.

Each of the Participants has an interest in the election of directors and the adoption of the Proposals at the Special Meeting, as applicable, through the ownership of shares of Common Stock as described in Annex D, and/or as a Nominee. All transactions effected by the Participants in the shares of Common Stock and other securities of the Corporation during the past two years are disclosed in Annex E. Except as disclosed in this Notice, no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be brought before the Special Meeting pursuant to this Notice. If elected, each of the Nominees would be considered an independent director of the Corporation under (i) the Corporation’s Corporate Governance Guidelines, as provided on the Corporation’s website as of November 1, 2013, (ii) the NASDAQ Listing Rules and (iii) paragraph (a)(1) of Item 407 of Regulation S-K.

Each of the Nominees (other than the Substitute Nominee) has entered into a nominee agreement (the “Nominee Agreements”) pursuant to which CGI has agreed to pay the costs of soliciting proxies in connection with the Special Meeting, and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on their nomination as candidates for election to the board of directors of the Corporation and the solicitation of proxies in support of their election. The Nominees will not receive any compensation from the Record Holder or its affiliates for their services as Nominees or directors of the Corporation if elected. If elected, the Nominees will be entitled to such compensation from the Corporation as is consistent with the Corporation’s practices for services of non-employee directors. A copy of the form of nominee agreement between the Record Holder and each of the Nominees (other than the Substitute Nominee) is attached in Annex F.

Melissa Fisher (“Ms. Fisher”), one of the Nominees, entered into a nominee agreement with CGI pursuant to which Ms. Fisher agreed to serve as a nominee for election as director of Digital Generation, Inc. at its 2012 annual meeting of shareholders. The material terms of such nominee agreement are substantially the same as those of the Nominee Agreements.

Dorrit M. Bern (“Ms. Bern”), also one of the Nominees, entered into a nominee agreement with CGI pursuant to which Ms. Bern agreed to serve as a nominee for election as director of The Wet Seal, Inc. in connection with a consent solicitation conducted by CGI and certain other parties. The material terms of such nominee agreement are substantially the same as those of the Nominee Agreements.

The Record Holder, the Clinton Parties and the Cannell Parties (each as defined in Annex D) (collectively, the “Group Members”) entered into a group agreement on October 30, 2013, which was confirmed in a written agreement dated November 1, 2013 (the “Group Agreement”), attached as Annex G hereto. Pursuant to the Group Agreement, the Group Members agree to (i) consult with each other with respect to all purchases and sales of the Common Stock, (ii) at the discretion of the Clinton Parties, jointly deliver a written demand in accordance with the By-laws to call the Special Meeting, and (iii) obtain approval by the Clinton Parties of any filing with the SEC, press release or shareholder communication. Any party to the Group Agreement may terminate its obligations thereunder immediately upon written notice to all other parties.

Cannell Capital LLC (“Cannell”), on its own behalf and on behalf of certain of the Cannell Accounts (as defined in Annex D) holding 246,845 shares of Common Stock, and the Cannell Investment Vehicles (as defined in Annex D) (collectively, the “Cannell Proxy Parties”) have appointed the Record Holder the duly authorized substitute with full power of substitution to (a) vote all shares of Common Stock held (including the shares of Common Stock with regard to which such Cannell Proxy Parties possess voting power) by such Cannell Proxy Parties and listed on Appendix A thereto with respect to any matter for a term beginning concurrently with the execution of the proxy and terminating on November 21, 2013, (b) vote or otherwise exercise rights of all shares of the Common Stock held by such Cannell Proxy Parties and listed on Appendix A thereto to demand a Special Meeting for a period beginning concurrently with the execution of the proxy and terminating at the conclusion of such meeting or at any adjournment or postponement of such meeting, and (c) to exercise any and all other rights of such Cannell Proxy Parties for all of the shares of the Common Stock held by such Cannell Proxy Parties and listed on Appendix A thereto incidental to voting such shares or demanding or calling the Special Meeting and causing the purposes of the authority expressly granted therein to the Record Holder to be carried into effect; provided, however, that nothing granted in the proxy pursuant to subsection (b) therein shall be construed to grant the Record Holder the right, power or authority to vote any shares of Common Stock owned by such Cannell Proxy Parties at the Special Meeting (the “Cannell Proxy”).

SPOT, CMAG, GEHC, CCP (each as defined in Annex D) and CGI (collectively, the “Clinton Proxy Parties”) have granted the Record Holder full power of substitution to (a) vote all shares of Common Stock held (including the shares of Common Stock with regard to which such Clinton Proxy Parties possess voting power) by such Clinton Proxy Parties with respect to any matter for a term beginning concurrently with the execution of the proxy and terminating on the seventh day from the date thereof, (b) vote or otherwise exercise rights of all shares of the Common Stock held by such Clinton Proxy Parties to demand a Special Meeting for a period beginning concurrently with the execution of the proxy and terminating at the conclusion of such meeting or at any adjournment or postponement of such meeting, and (c) to exercise any and all other rights of such Clinton Proxy Parties for all of the shares of the Common Stock held by such Clinton Proxy Parties incidental to voting such shares or demanding or calling the Special Meeting and causing the purposes of the authority expressly granted therein to the Record Holder to be carried into effect; provided, however, that nothing granted in the proxy pursuant to subsection (b) therein shall be construed to grant the Record Holder the right, power or authority to vote any shares of Common Stock owned by such Clinton Proxy Parties at the Special Meeting (the “Clinton Proxy”).

As an indirect limited partner in Channel Commerce Partners, L.P. (“CCP”), Mark Bozek (“Mr. Bozek”) owns 3% of CCP. Mr. Bozek made a capital contribution of $75,000 to CCP. The Beers Family Trust, for which Thomas D. Beers serves as a trustee, is also an indirect limited partner in CCP and owns 39.96% of CCP. Mr. Beers therefore also indirectly owns 39.96% of CCP. The Beers Family Trust made a capital contribution of $1,000,000 to CCP.

CGI has entered into investment management agreements with SPOT, CMAG (each as defined in Annex D) and CCP, pursuant to which CGI may be indirectly entitled to receive certain performance-based fees and allocations based on net investment performance of each of SPOT and CMAG. Such performance-based fees and allocations do not exceed 20% of each of SPOT’s and CMAG’s profits with respect to its investments, including in the Common Stock. CRO (as defined in Annex D) has entered into an investment management agreement with the Record Holder pursuant to which Clinton Relational Opportunity GP LLC, as general partner of the Record Holder, may be entitled to receive performance-based fees and allocations based on investment performance of the Record Holder. Such performance-based fees and allocations do not exceed 20% of the Record Holder’s net profits with respect to its investments, including in the Common Stock. Cannell has entered into investment advisory agreements and/or limited partnership agreements with the Cannell Investment Vehicles and the Cannell Accounts (each as defined in Annex D), pursuant to which Cannell may be entitled to receive performance-based fees and allocations based on investment performance of each of the Cannell Investment Vehicles and the Cannell Accounts. Such performance-based fees and allocations do not exceed 25% of the Cannell Investment Vehicles’ and the Cannell Accounts’ net profits with respect to its investments, including in the Common Stock.

Mr. Taxin, as President of CGI, has received direct and indirect compensation from CGI during the past three years. In the event that you believe disclosure of any information related to any such compensation is required for compliance with the nomination procedures set forth in the By-laws, we will provide such information upon the execution of a customary confidentiality agreement in a form mutually acceptable to CGI, Mr. Taxin and the Corporation.

The Record Holder hereby states with respect to each Participant or Nominee, as applicable, that, to the knowledge of the Record Holder, other than as described in this Notice, including the Annexes hereto:

(i)	each Participant is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;
(ii)	(a) each Participant has no position or office with the Corporation, and has no arrangement or understanding with any other person pursuant to which he was selected to be a nominee other than with respect to the Nominee Agreements described herein, if applicable; (b) neither such Participant nor any of his or her “associates” (which term, for purposes of this Notice, shall have the meaning ascribed thereto in Rule 14a-1 of Regulation 14A of the Exchange Act is a party to any arrangement or understanding with any person with respect to (1) any future employment by the Corporation or its affiliates or (2) any future transactions to which the Corporation or any of its affiliates will or may be a party; (c) there were no transactions since February 3, 2012 nor are there any currently proposed involving such Participant or any of his or her associates in which the Corporation was or is to be a participant and in which such Participant, any of his or her associates, or any of their respective immediate family members or any persons sharing their respective households, have or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”); and (d) there are no material proceedings to which such Participant or any of his or her associates is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries;

(iii)	none of the entities or organizations referred to in Annex B with which any Participant has been involved during the past five years is a parent, subsidiary or other affiliate of the Corporation;
(iv)	(a) such Participant and each of his or her associates is not a record owner or direct or indirect beneficial owner of any securities of the Corporation or any parent or subsidiary of the Corporation; and (b) such Participant has not purchased or sold any securities of the Corporation within the past two years;
(v)	neither any Participant nor any of his or her associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Corporation during the Corporation’s last completed fiscal year, or is subject to any other compensation arrangement described in Item 402 of Regulation S-K;
(vi)	(a) there are no relationships involving any Participant or any of his or her associates that would have required disclosure under Item 407(e)(4) of Regulation S-K had that Participant been a director of the Corporation; (b) there are no events required to be disclosed under Item 401(f) of Regulation S-K that have occurred during the past ten years and that are material to an evaluation of the ability or integrity of any Participant; (c) there are no “family relationships” (as defined in Item 401(d) of Regulation S-K) between any Participant and any director or executive officer of the Corporation or person known to the Record Holder to be nominated by the Corporation to become a director or executive officer; and (d) each Participant has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) in the past ten years;

(vii)	no Participant is currently party, directly or indirectly, to any derivative, swap or other transaction or series of transactions, the purpose or effect of which is to give such Participant economic risk similar to ownership of shares of any Common Stock, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of the Common Stock, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (the “Synthetic Equity Interests”);
(viii)	no Participant is party to any agreement, arrangement, understanding or relationship, or has executed any proxies (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A) pursuant to which such Participant has a right or shares a right to vote any shares of Common Stock;
(ix)	no Participant is party to any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Participant, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of Common Stock by, manage the risk of share price changes for, or increase or decrease the voting power of, such Participant with respect to the shares of Common Stock, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of Common Stock (“Short Interests”);
(x)	none of the Participants is entitled to any performance related fees (other than an asset based fee) based on any increase or decrease in the price or value of any shares of Common Stock, any Synthetic Equity Interests or any Short Interests; and
(xi)	none of the Nominees or his or her respective affiliates and associates (a) has received direct or indirect compensation from, or has had other material monetary agreements, arrangements and understandings with, the Record Holder (or any beneficial owners on whose behalf the Notice is submitted, or any affiliate or associate of the Record Holder of beneficial owner) during the past three years or (b) has had any other material relationships with the Record Holder (or any beneficial owners on whose behalf the Notice is submitted, or any affiliate or associate of the Record Holder of beneficial owner), including, without limitation, that which would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if such Record Holder (or any beneficial owners on whose behalf the Notice is submitted, or any affiliate or associate of the Record Holder of beneficial owner) were the “registrant” for purposes of such rule and the Nominee were a director or executive officer of such registrant.

The Record Holder understands that certain information regarding the Special Meeting (including, but not limited to, the record date, voting shares outstanding and date, time and place of the Special Meeting) and the Corporation will be set forth in the Corporation’s Proxy Statement on Schedule 14A to be filed with the SEC in connection with the Special Meeting, and is or will be set forth in certain other SEC filings made or to be made by the Corporation and third parties under Sections 13 and 16 of the Exchange Act. To the extent the Corporation believes any such information is required to be set forth herein, the Record Holder hereby refers the Corporation to such filings. The Record Holder accepts no responsibility for any information set forth in any such filings not made by the Record Holder.

The Annexes are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Annexes, shall be deemed disclosed for all purposes of this Notice. All capitalized terms appearing in one of the Annexes that are not defined in such Annex shall have the meaning given in the body of this Notice or in another of the Annexes, as applicable.

The Record Holder believes that this Notice is sufficient to provide adequate notice and information to the Corporation regarding the intended nomination of the Nominees and presentation of the Proposals and complies with all notification and other requirements applicable to the Corporation, if any. If, however, you believe that this Notice for any reason does not comply with such requirements or is otherwise insufficient or defective in any respect, the Record Holder requests that you so notify it on or prior to 1:00 p.m. (Eastern Standard Time) on November 6, 2013 by contacting David Rosewater, Esq. of Schulte Roth & Zabel LLP by telephone at (212) 756-2208. Please be advised that neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Record Holder or any of the other Participants to the Corporation from and after the date hereof shall be deemed to constitute (i) an admission by the Record Holder or any other Participant that this Notice is in any way defective, (ii) an admission as to the legality or enforceability of any particular provision of the By-laws or any other matter or (iii) a waiver by the Record Holder or any other Participant of the right to, in any way, contest or challenge the enforceability of any provision of the By-laws, or of any other matter.

Very truly yours,

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P.
By:	Clinton Relational Opportunity, LLC, its investment manager

By:	/s/ John Hall
John Hall, Authorized Signatory

cc: Keith R. Stewart, Chief Executive Officer

William J. McGrath, Chief Financial Officer

ANNEX A

Information about the Proposals

The Record Holder intends to submit, for a stockholder vote at the Special Meeting, the following Proposals described below. Other than as described in this Notice, neither the Record Holder nor any other Participant has any material interest, including any financial interest, in the Proposals.

Proposal 1

To adopt, pursuant to Section 302A.181 of the Minnesota Statutes (the “MBCA”) and Article 9 of the By-laws, a resolution that would repeal any provision of the By-laws in effect at the time of the Special Meeting that was not included in the By-laws publicly filed with the SEC on September 27, 2010 and is inconsistent with or disadvantageous to the election of the Nominees at the Special Meeting or the presentation of the Proposals. The Record Holder is not aware of any such provision of the By-laws that has become effective, but it is possible that, following the date of this Notice and prior to the adoption of this resolution, such a provision could be disclosed and/or become effective.

The following is the text of the proposed resolution:

“RESOLVED, that any provision of the By-laws of ValueVision Media, Inc. (the “Corporation”) as of the date of effectiveness of this resolution that was not included in the By-laws publicly filed with the Securities and Exchange Commission on September 27, 2010, and is inconsistent with or disadvantageous to the election of the nominees nominated or other proposals presented by Clinton Relational Opportunity Fund, L.P. at the Corporation’s special meeting of shareholders called by Clinton Relational Opportunity Fund, L.P., be and hereby is repealed.”

The Record Holder intends to submit this Proposal to repeal any By-law which the Corporation has adopted or adopts subsequent to the publicly-disclosed By-laws, as publicly amended, that frustrates the purposes of the nominations being made, or the ability of shareholders to elect the Nominees, or the Proposals being presented by the Record Holder at the Special Meeting.

Proposal 2

To, pursuant to Section 302A.181 of the MBCA and Article 9 of the By-laws, delete in its entirety Section 4.12 of Article 4 of the By-laws.

The following is the text of the proposed resolution:

“RESOLVED, that Section 4.12 of Article 4 of the By-laws of ValueVision Media, Inc. shall be, and hereby is, deleted in its entirety.

Proposal 2 is intended to eliminate the power of the Board to override the election of any director by the shareholders through subsequent removal.

Proposal 3

To, pursuant to Section 302A.181 of the MBCA and Article 9 of the By-laws, amend and restate in its entirety Section 4.13 of Article 4 of the By-laws as set forth below.

The following is the text of the proposed resolution:

“RESOLVED, that Section 4.13 of Article 4 of the By-laws of ValueVision Media, Inc. shall be, and hereby is, amended in its entirety to read as follows:

4.13 Vacancies. Vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the shareholders or by the Board of Directors by no less than a majority vote of the remaining directors then in office, though less than a quorum, and each director so chosen shall hold office until the first meeting of shareholders held after his or her appointment for the purpose of electing directors and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office.

Proposal 3 is intended to allow vacancies on the Board to be filled by shareholders. As a result, the Board will no longer have the exclusive ability to fill vacancies resulting from death, resignation, removal or otherwise or any newly-created directorships.

Proposal 4

To, pursuant to Section 302A.223 of the MBCA and Section 4.12 of Article 4 of the By-laws, adopt resolutions that would remove, without cause, (i) five members of the Board and (ii) any person appointed to the Board by such directors to fill any vacancy on the Board or any newly-created directorships at any time from the date prior to the date of this Notice and terminating at the conclusion of the Special Meeting, other than those incumbent directors nominated by the Corporation at the Special Meeting for election as directors.

The following is the text of each proposed resolution:

“RESOLVED, that Jill R. Botway be, and hereby is, removed from the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that John D. Buck be, and hereby is, removed from the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that William F. Evans be, and hereby is, removed from the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Randy S. Ronning be, and hereby is, removed from the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Keith R. Stewart be, and hereby is, removed from the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that any individual(s) (other than the individual(s) elected pursuant to a nomination by Clinton Relational Opportunity Fund, L.P.) that may be elected or appointed to the board of directors of ValueVision Media, Inc. to fill any existing or newly created directorship or vacancy on the board of directors (whether the result of any expansion of the board of directors or removal or resignation of a director) during the period beginning the date prior to ValueVision Media, Inc’s receipt of Clinton Relational Opportunity Fund, L.P.’s notice of intent to present proposals and nominate persons for election as directors at a special meeting and terminating at the conclusion of such meeting or at any adjournment or postponement of such meeting, be, and hereby is, removed from the board of directors.”

Proposal 4 is intended to remove five of the incumbent members of the Board so that shareholders will be permitted to elect each of the Nominees (assuming the adoption of Proposal 5 below) to serve as directors of the Board immediately following their election at the Special Meeting. Proposal 4 is also intended to remove any individuals that are elected or appointed to fill any newly created directorship or vacancy on the Board during the period beginning on the date prior to the date of this Notice and ending at the conclusion of the Special Meeting.

Proposal 5

To, pursuant to Section 302A.203 of the MBCA and Section 4.2 of Article 4 of the By-laws, adopt a resolution that would fix the size of the Board at nine members.

The following is the text of the proposed resolution:

“RESOLVED, that the size of the board of directors of ValueVision Media, Inc. shall be nine directors.”

Proposal 5 is intended to set the size of the Board at nine members to allow for additional talents and skills to be included on the Board and to provide for greater representation on Board committees of diverse experiences and specific capabilities.

Proposal 6

To, pursuant to Section 4.4 of Article 4 of the By-laws, elect the Nominees to fill any vacancies resulting from the removal of any incumbent directors under Proposal 4 and from any increase in the size of the Board resulting from Proposal 5. Upon the approval of Proposal 4 and Proposal 5, there will exist at least seven vacancies on the Board, and the Participants will seek to have the seven Nominees elected to fill such vacancies. In the event that Proposal 5 is not approved and the number of vacancies resulting from the removal of directors pursuant to Proposal 4 is fewer than seven, the Nominees shall be elected in order based upon the highest number of votes received from shareholders. In the event that two or more Nominees, each of whom receives the same number of votes, are to be considered for filling a particular vacancy, such vacancy shall be filled with the first such Nominee in alphabetical order.

The following is the text of each proposed resolution:

“RESOLVED, that Thomas D. Beers be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Dorrit M. Bern be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Mark Bozek be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Melissa B. Fisher be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Thomas D. Mottola be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Robert Rosenblatt be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

“RESOLVED, that Fred Siegel be, and hereby is, elected to the board of directors of ValueVision Media, Inc., effective immediately upon the adoption of this resolution.”

Proposal 6 is intended to allow the Corporation’s shareholders to vote at the Special Meeting to fill the vacancies created by the removal of any incumbent directors approved under Proposal 4 and by an increase in the size of the Board approved under Proposal 5 and to elect the Nominees. This Proposal is conditioned on and subject to the approval of the removal of incumbent directors pursuant to Proposal 3.

ANNEX B

Information about the Nominees

Name:	Thomas David Beers
Age:	61
Business Address:	400 W. Alemeda, Burbank, CA 91505
Principal Occupation:	See below

Since 2012, Mr. Beers has been the Chief Executive Officer of FremantleMedia N.A., Inc., the U.S. production division of global media giant FremantleMedia Ltd., where he is in charge of Fremantle’s management and business performance, as well as the development, production and operations of more than 600 hours of programming per year including “American Idol,” “America’s Got Talent,” “The X Factor,” “Let’s Make a Deal,” “Family Feud,” and “The Price is Right.” Prior to joining FremantleMedia, Mr. Beers was the founder and Chief Executive Officer of Original Productions, LLC, a non-fiction television production company that was acquired by FremantleMedia in 2009, where he was the creator and driving force behind the Primetime Emmy® winning “Deadliest Catch”, and Emmy nominee “Ice Road Truckers”, and top-rated shows “Storage Wars”, “Monster Garage” and “Black Gold”; Mr. Beers served as Chief Executive Officer of Original Productions, LLC, from 2007 to 2012. Mr. Beers has created a unique brand of television programming featuring unheralded heroes in high risk, high reward situations. His catalogue of more than 40 series is firmly entrenched across cable powerhouses Discovery, HISTORY, A&E, Spike TV, The National Geographic Channel, and truTV. Prior to Original Productions, Mr. Beers had served for 11 years as a production executive and series and specials producer for Turner Broadcasting System, Inc., a media conglomerate; and later held a similar position at Paramount Syndicated Television. As Vice President and Supervising Producer for Turner Original Productions, Mr. Beers’s responsibilities encompassed supervising original programming for TBS Superstation, including the award-winning series “National Geographic Explorer”, “Network Earth” and “The Jacques Cousteau” Specials. Mr. Beers created and executive produced the TBS and syndicated series “Wild! Life Adventures.” He also served as the producer for the highest-rated specials in the history of Turner Original Productions – “Harley Davidson The American Motorcycle”, the Emmy® winning “Cats And Dogs”, and “The Incredible Life and Times of Robert L. Ripley, Believe It or Not.”

Mr. Beers’s qualifications as a director include his expertise as an executive in the television industry and his experience in development, production and operations of innovative programming.

Name:	Dorrit M. Bern
Age:	62
Business Address:	1069 Bald Eagle Drive, Marco Island, FL 34145
Principal Occupation:	See below

Ms. Bern currently serves as a director on the board of The Wet Seal, Inc., a specialty retailer for female customers aged 15 to 39 years old, and has served in that position since 2012. Ms. Bern is the former Chairman of the Board, Chief Executive Officer and President of Charming Shoppes Inc., a specialty retailer specializing in women’s fashion, where she served from 1995 to 2008. Ms. Bern formulated a new business strategy to save Charming Shoppes from bankruptcy and grew the corporation from a $1 billion single-channel, bricks-and-mortar retailer, to a $3 billion multi-channel corporation with outlets, e-commerce, and catalog direct marketing. Prior to that time, Ms. Bern was Group Vice-President of women’s apparel and home fashions for Sears, Roebuck and Co., a department store retailer, where she was the first female officer in Sears’s history and authored the “The Softer Side of Sears” initiative. She served on the boards of directors of The Southern Company, one of the largest generators of electricity in the United States, from 1999 to 2008, the Brunswick Corporation, a market leader in the marine, fitness and bowling and billiards industries, from 2000 to 2005 and OfficeMax Inc., an office supply retailer, from 2006 to 2010. From 2009 until 2012, Ms. Bern was a trustee for Pennsylvania Real Estate Investment Trust, a REIT specializing in shopping malls and power centers in the eastern United States. In addition, Ms. Bern was a member of the advisory board for U.S. Foodservice, a division of Ahold Inc., an international supermarket operator, and a board member of the National Retail Federation from 1996 to 2008. She was the Edward V. Fritsky Chair in Leadership at the University of Washington from 2009 to 2010, and currently serves on their Foster Business School board. Ms. Bern is currently a member of The Committee of 200, America’s Women Business Leaders, and a member of the board of directors of the Jay H. Baker Retailing Center at the Wharton Business School at the University of Pennsylvania, where she is also an instructor in Continuing Board Education.

Ms. Bern’s qualifications as a director include her expertise as an executive in the women’s apparel and housewares retail industry and her experience serving as a member of several public company boards of directors and instructing others on board operations and duties.

Name:	Mark Bozek
Age:	54
Business Address:	609 Greenwich Street, New York, NY 10014
Principal Occupation:	See below

Mr. Bozek is the Co-Founder and Chief Executive Officer of Dollars Per Minute Inc., a merchandising and entertainment company. Prior to forming Dollars Per Minute, Inc. in 2011, Mr. Bozek formed and operated the media and consulting company Galgos Entertainment LLC, where he has served as a principal since 2007. Through Galgos Entertainment, Mr. Bozek has acted as a consultant for private equity firms (including Goldman Sachs and Bain Capital) on various retail and commerce related ventures. Galgos Entertainment also is developing several television and feature projects including “Shoe Addicts Anonymous”, a feature film starring Halle Berry that is in development at Universal Studios. Prior to Galgos Entertainment, Mr. Bozek worked for 14 years with Barry Diller. During his tenure as Chief Executive Officer of Home Shopping Network (HSN), a multi-channel retailer and television network specializing in home shopping, Mr. Bozek generated over $6 billion in sales and $1 billion in profits while managing 6,000 employees. Mr. Bozek also grew Full-Time Equivalent Households (FTEs) for the network by 4 million households during his tenure. As the Chief Executive Officer of HSN, Mr. Bozek transformed HSN’s merchandising through innovation and strategic leadership. Mr. Bozek built multiple $100 million and more proprietary brands, including Ingenious Designs. Mr. Bozek also was responsible for the development and growth of HSN’s current top selling brands, including Andrew Lessman, Diane Gilman, Wolfgang Puck and Serious Skin Care. In 1998, Mr. Bozek launched HSN.com, the online business for HSN. As Chief Executive Officer, Mr. Bozek also was responsible for the international launches of HSN in Japan, Europe and China. Mr. Bozek’s merchandising and media success began as a producer at Fox Television, a division of News Corporation, a global vertically integrated media company, and then as a Senior Vice President at QVC, a multinational corporation specializing in televised home shopping. Mr. Bozek was at Fox Television at its inception in 1998, where he was a three-time Emmy nominee. Mr. Bozek also served on the board of directors of Sykes Enterprises, Inc. (NASDAQ:SYKE), which provides customer contact management solutions and services in the business process outsourcing arena, from 2002 to 2013.

Mr. Bozek’s qualifications as a director include his expertise as an executive in the retail and TV shopping industries and his experience as leader of one of the Company’ primary competitors.

Name:	Melissa B. Fisher
Age:	41
Business Address:	10380 Bren Road West, Minnetonka, MN 55343
Principal Occupation:	See below

Ms. Fisher is Vice-President of Corporate Development, Treasury and Investor Relations at Digital River, Inc. (NASDAQ: DRIV), a global e-commerce solutions company. Previously, she was a Managing Director at Foros LLC, a boutique investment banking firm, from 2009 to 2012. From 2002 to 2009, Ms. Fisher worked in the Technology Mergers & Acquisitions Group of Banc of America Securities LLC, an investment banking subsidiary of Bank of America Corp., most recently as a Managing Director. From 1998 to 2001, Ms. Fisher served as an Associate in the Mergers & Acquisitions and Communications, Media and Entertainment Groups of Goldman, Sachs & Co., a full-service investment banking and securities firm. Prior to her work in investment banking, Ms. Fisher was a financial analyst for Fox Television, a division of News Corporation, a global vertically integrated media company. Ms. Fisher currently serves on the board of directors of Digital Generation, Inc. (NASDAQ: DGIT), an ad management and distribution platform, a position she has held since 2013. She received an AB in government from Harvard University and a MBA from Harvard Business School.

Ms. Fisher’s qualifications as a director include over 15 years’ experience in corporate finance and investment banking, her understanding of corporate finance and strategic business planning activities and her service on the board of another public company in the television industry.

Name:	Thomas D. Mottola
Age:	65
Business Address:	156 West 56th Street 4th Floor, New York, NY 10019
Principal Occupation:	See below

In 2003, Mr. Mottola founded The Mottola Company, Inc., a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. Mr. Mottola also serves as a senior advisor to Catterton Partners Corp., a private equity firm. From 1993 to 2003, Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recorded music company. Prior to becoming Chief Executive Officer of Sony, he served as its President from 1988 to 1993. He has served on the board of directors of ONE World Enterprises, LLC since 2010. Mr. Mottola is widely known for signing and developing the careers of major recording artists, including Celine Dion, Mariah Carey, Beyoncé, Jennifer Lopez, Ricky Martin, Gloria Estefan, Shakira, Dixie Chicks, Marc Anthony, Barbra Streisand, Bruce Springsteen, Billy Joel and Harry Connick Jr., among many others. Mr. Mottola currently serves as a director on the board of Restoration Hardware, Inc. (NYSE: RH), a luxury brand in the home furnishings marketplace.

Mr. Mottola’s qualifications as a director include his extensive experience as a senior executive and director of a major branded consumer media company.

Name:	Robert Rosenblatt
Age:	56
Business Address:	15 Crestview Drive, Pleasantville, NY 10570
Principal Occupation:	See below

Mr. Rosenblatt is currently the Chief Executive Officer of Rosenblatt Consulting, LLC, a private company he formed in 2006, which specializes in helping investment firms determine value in both public and private consumer companies as well as helping retail firms bring their product to market. From 2012 to 2013, Mr. Rosenblatt served as the interim President of ideeli Inc., a members-only e-retailer that sells women’s fashion and décor items during limited-time sales. From 2004 to 2006, he was Group President and Chief Operating Officer of Tommy Hilfiger Corp., a worldwide apparel and retail company. He co-managed the process that culminated in the successful sale of Tommy Hilfiger Corp. to Apax Partners in 2006. From 1997 to 2004, Mr. Rosenblatt was an executive at HSN, Inc., a multi-channel retailer and television network specializing in home shopping. He served as Chief Financial Officer from 1997 to 1999, Chief Operating Officer from 2000 to 2001 and President from 2001 to 2004. Previously, from 1983 to 1996, he was an executive at Bloomingdale’s, an upscale chain of department stores owned by Macy’s Inc., and served as Chief Financial Officer and Vice President of Stores. Mr. Rosenblatt is currently a director on the boards of several public and private companies including The Pep Boys (NYSE:PBY), an automotive aftermarket chain, Deb Shops, Inc., a women’s clothing retail chain, RetailNext, Inc., a company specializing in providing retailers and manufacturers real-time in-store analytics, and I.Predictus, LLC, a web-enabled marketing platform. Mr. Rosenblatt was also a director on the board of Thwapr, Inc., which developed a mobile video sharing platform, from 2010 to 2012.

Mr. Rosenblatt’s qualifications as a director include his experience in the retail and electronic retailing industry as well as his expertise in finance, direct response marketing, operations, and e-commerce.

Name:	Fred Siegel
Age:	60
Business Address:	1425 Locust Street, Philadelphia, PA 19102
Principal Occupation:	See below

Mr. Siegel is the founding partner of Fred Siegel Partners (FSP), a team that creates and implements media initiatives for corporations and leading non-profits with a focus on strategic collaborations and social engagement. Working across all media, FSP engages in a range of projects with an emphasis on important initiatives ranging from the Environment to Health. Current and recent efforts include work with United Health Group, The Nature Conservancy, General Mills, Inc. and StandUp2Cancer with visible programs launching in the coming months including an eight episode television series on Climate Change. Mr. Siegel also currently advises various companies, from Google Ventures-backed Sidecar (operated by Side.cr, LLC), a ride-sharing startup company, to the fifty-something dating organization, Our Time (operated by People Media, Inc.). Prior to founding FSP in 2001, Mr. Siegel was marketing lead for Excite, Inc. and Excite @ Home, Inc., an online internet portal and high-speed internet provider, from 1998 to 2000 where he oversaw all marketing and communications activities. Mr. Siegel is responsible for many Internet firsts including strategic partnerships with television networks, the first large-scale voting event on the web (with the Prime Time Emmys), the first Online Town Hall meeting with President Bill Clinton (to demonstrate the then-nascent VoiP technology). Prior to Excite, Mr. Siegel was a Senior Vice President and marketing head for QVC, Inc., a multinational corporation specializing in televised home shopping, from 1993 to 1998 as a core member of the management team overseeing all off-air consumer touch-points including all marketing and communications, leading special on-air events, and attracting and securing marquee brand-name vendors, helping QVC become the dominant number-one category-defining brand. Before QVC, Mr. Siegel held positions in Advertising including Executive Vice President, Executive Creative Director of Ketchum Inc., a public relations and marketing agency, from 1992 to 1993 and prior to that, SVP Group Creative Director of McCann-Erickson Advertising NY, a leading advertising agency, from 1987 to 1992. Mr. Siegel has won numerous awards including a Daytime Emmy Award (2011) for television series Avec Eric, Advertising’s One Show, Clio, Art Directors club awards for advertising campaigns including Coca Cola, Miller Lite, Alka Seltzer, Sony among others. Mr. Siegel has been profiled in the Wall Street Journal, was featured in a Harvard Business Review Case Study (QVC) and was listed as a “Top Ten Hire in the Internet” by the Industry Standard magazine.

Mr. Siegel’s qualifications as a director include his experience as an executive in the television shopping industry, and his expertise in marketing and advertising.

ANNEX B-1

Information about the Substitute Nominee

Name:	Gregory P. Taxin
Age:	44
Business Address:	601 Lexington Avenue, 51st Floor, New York, NY 1002
Principal Occupation:	See below

Mr. Taxin is President of the Clinton Group, where he has served since June 2012. Prior to joining Clinton, Mr. Taxin was the Managing Member of Spotlight Advisors (and its predecessors), an investment advisor focused on activist equity investments since 2007. Prior to Spotlight, from February 2003 through May 2007, Mr. Taxin was the co-founder and Chief Executive Officer of Glass, Lewis & Co., an independent research firm that assists institutional investors in making more informed investment and proxy voting decisions by uncovering business, legal, governance and financial statement risk at public companies. Prior to co-founding Glass Lewis, Mr. Taxin was an investment banker. He provided advice to public and private companies, assisting in raising billions of dollars in capital and in mergers and acquisitions worth billions of dollars, principally in the technology and telecommunications industry. Mr. Taxin was a Managing Director at Banc of America Securities where he served from October 2001 through November 2002, Director of Epoch Partners where he served from January 2000 through July 2001, and a Vice President at Goldman, Sachs & Co., where he served from July 1997 through January 2000. Mr. Taxin serves on the board of directors of Ionetix Corporation, a company engaged in the development, manufacturing and distribution of PET-imaging related technology, and the ProCure Cancer Foundation, each of which he has served on since 2010.

Mr. Taxin is a magna cum laude graduate of the Harvard Law School, where he was a John M. Olin Fellow in Law and Economics and received his JD in 1994, and a graduate of the University of California, Berkeley in 1990.

Mr. Taxin’s qualifications as director include his experience as an executive of multiple companies, his experience as a director and his expertise in finance, business and corporate governance.

ANNEX D

Information about the Record Holder and certain related parties

The Record Holder and certain of the other parties referenced in this Annex D may be deemed to beneficially own, in the aggregate, 5,445,679 shares of Common Stock, representing approximately 11.0% of the Corporation’s outstanding voting shares. Share ownership is reported as of November 1, 2013. The percentages used herein are based upon the 49,595,391 shares of Common Stock outstanding as of September 4, 2013, as reported in the Corporation’s Quarterly Report on Form 10-Q for the period ended August 3, 2013, filed with the SEC on September 6, 2013.

Of the 5,445,679 shares of Common Stock owned in the aggregate by the Record Holder and such other parties, such shares of Common Stock may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act as used throughout this Annex D) as follows: (a) 987,259 shares of Common Stock are beneficially owned by CREL; (b) 39,200 shares of Common Stock are beneficially owned by Clinton Magnolia Master Fund, Ltd., a Cayman Islands exempted company (“CMAG”); (c) 1,448,602 shares of Common Stock are beneficially owned by Clinton Spotlight Master Fund, L.P., a Cayman Islands exempted limited partnership (“SPOT”); (d) 987,259 shares of Common Stock may be deemed to be beneficially owned by Clinton Relational Opportunity, LLC, a Delaware limited liability company (“CRO”), by virtue of an investment management agreement with CREL; (e) 464,115 shares of Common Stock may be deemed to be beneficially owned by CCP, a Delaware limited partnership; (f) 50,000 shares of Common Stock may be deemed to be beneficially owned by GEH Capital, Inc., a Delaware corporation (“GEHC”); (g) 3,194,346 shares of Common Stock may be deemed to be beneficially owned by CGI, a Delaware corporation, by virtue of investment management agreements with CMAG, SPOT, CREL and CCP, its ownership of CRO and a sub-advisory agreement governing a portion of a mutual fund portfolio that beneficially owns 255,170 shares of Common Stock (“CASF”); (h) 3,244,346 shares of Common Stock may be deemed to be beneficially owned by George Hall, a United States citizen (“Mr. Hall” and together with CGI, CREL, CMAG, SPOT, CRO, CCP, GEHC and CASF, the “Clinton Parties”), by virtue of his direct and indirect control of CGI, CREL, CMAG, SPOT, CRO, CCP, GEHC and CASF; and (i) 2,201,333 shares of Common Stock may be deemed to be beneficially owned by Cannell, a Wyoming limited liability company, which serves as an investment adviser to Tristan Offshore Fund, Ltd. (“Tristan Offshore”), Tristan Partners, L.P. (“Tristan Partners”), Cuttyhunk II Fund LLC (“Cuttyhunk”), and Tonga Partners, L.P. (“Tonga”) (the “Cannell Investment Vehicles”) and certain managed accounts (the “Cannell Accounts”).

The 2,201,333 shares of Common Stock deemed to be beneficially owned by Cannell include (i) 257,824 shares of Common Stock, or approximately 0.5% of the outstanding Common Stock, directly held by Tristan Offshore; (ii) 352,107 shares of Common Stock, or approximately 0.7% of the outstanding Common Stock, directly held by Cuttyhunk; (iii) 568,395 shares of Common Stock, or approximately 1.1% of the outstanding Common Stock, directly held by Tonga; (iv) 631,628 shares of Common Stock, or approximately 1.3% of the outstanding Common Stock, directly held by Tristan Partners; and (v) 391,379 shares of Common Stock, or approximately 0.8% of the outstanding Common Stock, directly held by the Cannell Accounts. J. Carlo Cannell (“Mr. Cannell” and together with Cannell, the Cannell Investment Vehicles and the Cannell Accounts, the “Cannell Parties”) is the sole managing member of Cannell, and as such has the power to direct the actions of Cannell.

The principal business of each of CGI and CRO is to provide investment management services to private individuals and institutions. The principal business of each of SPOT, CMAG, CREL, GEHC, CCP, the Cannell Investment Vehicles and the Cannell Accounts is to invest in securities. The principal business of Mr. Hall is to serve as Chief Executive Officer of CGI. The principal business of Cannell is to provide investment management and advisory services and to serve as the investment advisor to the Cannell Investment Vehicles and the Cannell Accounts. The principal business of Mr. Cannell is to serve as the sole managing member of Cannell.

The principal business address of CRO, GEHC, CCP, CGI and Mr. Hall is 601 Lexington Avenue, 51st Floor, New York, New York 10022. The principal business address of SPOT, CMAG and CREL is c/o Credit Suisse Administration Services (Cayman) Ltd., P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands. The principal business address of Cannell, Tonga, Tristan Partners and Mr. Cannell is P.O. Box 3459, 310 East Pearl Street, Unit A, Jackson, WY 83001. The principal business address of Tristan Offshore is One Capital Place, 3rd Floor, GT Grand Cayman, KY1-11003, Cayman Islands. The principal business address of Cuttyhunk is c/o Cuttyhunk II Fund, HSBC Trustee Limited, P.O. Box 484, HSBC House, 68 West Bay Road, Grand Cayman, KY1-1106, Cayman Islands.

The shares of Common Stock are held by SPOT, CMAG, CREL, GEHC, CCP, the Cannell Investment Vehicles and the Cannell Accounts in commingled margin accounts, which may extend margin credit to such parties from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. The margin accounts bear interest at a rate based upon the broker’s call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Common Stock reported herein.

By virtue of the Group Agreement, the Clinton Parties and the Cannell Parties may be deemed to have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act and may be deemed to beneficially own 5,445,679 shares of Common Stock, constituting approximately 11.0% of the Corporation’s currently outstanding Common Stock. However, (i) the Clinton Parties expressly disclaim beneficial ownership of the Common Stock beneficially owned by the Cannell Parties and that are not subject to the Cannell Proxy; and (ii) the Cannell Parties expressly disclaim beneficial ownership of the Common Stock beneficially owned by the Clinton Parties.

ANNEX F

Form of Nominee Agreement

Clinton Group, Inc.
601 Lexington Avenue, 51st Floor
New York, New York 10022

[______], 2013

[Nominee]
[Business Address]

Dear [Nominee]:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of an affiliate of the undersigned (the “Nominating Party”), to stand for election as a director of ValueVision Media, Inc., a Minnesota corporation (“VVTV”) in connection with a proxy solicitation (the “Proxy Solicitation”) to be conducted by the undersigned and certain other parties in respect of a special meeting of stockholders of VVTV expected to be called by a group of stockholders including the Nominating Party (including any adjournment or postponement thereof, the “Special Meeting”) or appointment or election by other means. You further agree to serve as a director of VVTV if so elected or appointed. The undersigned agrees on behalf of the Nominating Party to pay the costs of the Proxy Solicitation.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of VVTV if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of VVTV. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected, as a director of VVTV. In that regard, you are being supplied with a questionnaire (the “Questionnaire”) in which you will provide the undersigned with information necessary for the Nominating Party to make appropriate disclosure to VVTV and to use in creating the proxy solicitation materials to be sent to stockholders of VVTV and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation.

You agree that (i) you will promptly complete and sign the Questionnaire and return a hardcopy version to the person indicated in the Questionnaire, (ii) your responses in the Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information as may be requested by the undersigned. In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the person indicated in the Questionnaire the attached instrument confirming that you consent to being nominated for election as a director of VVTV and, if elected, consent to serving as a director of VVTV. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (or summary thereof) to VVTV, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter.

The undersigned agrees on behalf of the Nominating Party that the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of VVTV on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. The undersigned further agrees to advance to you on your behalf any and all expenses (including, without limitation, attorneys’ fees, costs, expenses and disbursements) actually incurred by you in connection with such action, suit or proceeding, it being understood that, in the event that you are ultimately determined by a court of competent jurisdiction to not be entitled to such indemnification or advancement of expenses, you agree to promptly repay such amounts to the Nominating Party. Your right of indemnification hereunder shall continue after the Special Meeting has taken place but only for events that occurred prior to the Special Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of VVTV, if you are elected. Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the undersigned shall promptly assume control of the defense of such claim with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you, and (ii) an unconditional release of you from any and all liability or obligation in respect of such claim. If you are required to enforce the obligations of the undersigned in this letter in a court of competent jurisdiction, or to recover damages for breach of this letter, the undersigned will pay on your behalf, in advance, any and all expenses (including, without limitation, attorneys’ fees, costs, expenses and disbursements) actually incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

Each of us recognizes that should you be elected to the Board of Directors of VVTV all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to VVTV and to the stockholders of VVTV and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of VVTV.

This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you. This letter shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

CLINTON GROUP, INC.

By:
Name:
Title:

Agreed to and accepted as
of the date first written above:

Name: [Nominee]